Exhibit 4.1

IVANHOE MINES LTD.

EMPLOYEES' AND DIRECTORS' EQUITY INCENTIVE PLAN

AMENDED AND RESTATED

MAY 11, 2007

PART 1	INTRODUCTION
1.1	Purpose

The purpose of the Plan is to secure for the Company and its shareholders the benefits of incentive inherent in share ownership by the directors and employees of the Company and its affiliates who, in the judgment of the Board, will be largely responsible for its future growth and success. It is generally recognized that share plans of the nature provided for herein aid in retaining and encouraging employees and directors of exceptional ability because of the opportunity offered them to acquire a proprietary interest in the Company.

1.2	Definitions
(a)

“Affiliate” has the meaning set forth in Section 1(2) of the Ontario Securities Act, as amended, and includes those issuers that are similarly related, whether or not any of the issuers are corporations, companies, partnerships, limited partnerships, trusts, income trusts or investment trusts or any other organized entity issuing securities.

(b)	“Associate” has the meaning assigned to it in the Ontario Securities Act, as amended.
(c)	“Board” means the board of directors of the Company.
(d)

“Blackout Period” means a period in which the trading of Shares or other securities of the Company is restricted under the Company’s Corporate Disclosure, Confidentiality and Securities Trading Policy, or under an insider trading policy or other policy of the Company then in effect.

(e)	“Company” means Ivanhoe Mines Ltd., a company continued under the laws of the Yukon Territory.
(f)	“Committee” has the meaning attributed thereto in Section 6.1.
(g)	“Eligible Directors” means the directors of the Company or any Affiliate thereof who are, as such, eligible for participation in the Plan.
(h)

“Eligible Employees” means employees (including employees who are officers and directors) of the Company or any Affiliate thereof, whether or not they have a written employment contract with Company, determined by the Board, upon recommendation of the Committee, as employees eligible for participation in the Plan. “Eligible Employees” shall include Service Providers eligible for participation in the Plan as determined by the Board.

(i)

“Fair Market Value” means, with respect to a Share subject to Option, the weighted average price of the Shares on The Toronto Stock Exchange for the five days on which Shares were traded immediately preceding the date in respect of which Fair Market Value is to be determined or, if the Shares are not, as at that date listed on The Toronto Stock Exchange, on such other exchange or exchanges on which the Shares are listed on that date. If the Shares are not listed and posted for trading on an exchange on such day, the Fair Market Value shall be such price per Share as the Board, acting in good faith, may determine.

(j)	“Insider” has the meaning assigned to it in the Ontario Securities Act, as amended, and also includes an Associate or Affiliate of any person who is an Insider.
(k)	“Option” means an option granted under the terms of the Share Option Plan.
(l)	“Option Period” means the period during which an Option is outstanding.
(m)	“Optionee” means an Eligible Employee or Eligible Director to whom an Option has been granted under the terms of the Share Option Plan.
(n)	“Participant” means, in respect of any Plan, an Eligible Employee or Eligible Director who participates in such Plan.
(o)	“Plan” means, collectively the Share Option Plan, the Share Bonus Plan and the Share Purchase Plan and “Plan” means any such plan as the context requires.
(p)	“Service Provider” means any person or company engaged by the Company or an Affiliate to provide services for an initial, renewable or extended period of 12 months or more.
(q)	“Share Bonus Plan” means the plan established and operated pursuant to Part 3 and Part 5 hereof.
(r)	“Share Option Plan” means the plan established and operated pursuant to Part 2 and Part 5 hereof.
(s)	“Share Purchase Plan” means the plan established and operated pursuant to Part 4 and Part 5 hereof.
(t)	“Shares” means the common shares of the Company.
PART 2	SHARE OPTION PLAN
2.1	Participation

Options shall be granted only to Eligible Employees and Eligible Directors.

2.2	Administration of Share Option Plan

The Share Option Plan shall be administered by the Committee.

2.3	Price

The exercise price per Share of any Option shall be not less than one hundred per cent (100%) of the Fair Market Value on the date of grant.

2.4	Grant of Options

The Board, on the recommendation of the Committee, may at any time authorize the granting of Options to such Eligible Employees and Eligible Directors as it may select for the number of Shares that it shall designate, subject to the provisions of the Share Option Plan. The date of grant of an Option shall be (i) the date such grant was approved by the Committee for recommendation to the Board, provided the Board approves such grant; or (ii) for a grant of an Option not approved by the Committee for recommendation to the Board, the date such grant was approved by the Board.

Each Option granted to an Eligible Employee or to an Eligible Director shall be evidenced by a stock option agreement with terms and conditions consistent with the Share Option Plan and as approved by the Board on the recommendation of the Committee (which terms and conditions need not be the same in each case and may be changed from time to time, subject to section 5.7 of the Plan and the approval of any material changes by The Toronto Stock Exchange or such other exchange or exchanges on which the Shares are then traded).

2.5	Terms of Options

The Option Period shall be five years from the date such Option is granted or such greater or lesser duration as the Board, on the recommendation of the Committee, may determine at the date of grant, and may thereafter be reduced with respect to any such Option as provided in Section 2.8 hereof covering termination of employment or death of the Optionee; provided, however, that at any time the expiry date of the Option Period in respect of any outstanding Option under this Plan (either before or after its amendment and restatement on May 11, 2007) should be determined to occur either during a Blackout Period or within ten business days following the expiry of the Blackout Period, the expiry date of such Option Period shall be deemed to be the date that is the tenth business day following the expiry of the Blackout Period.

Unless otherwise determined from time to time by the Board, on the recommendation of the Committee, Options may be exercised (in each case to the nearest full Share) during the Option Period as follows:

(a)	at any time during the first year of the Option Period, the Optionee may purchase up to 20% of the total number of Shares reserved for issuance pursuant to his or her Option; and
(b)

at any time during each additional year of the Option Period the Optionee may purchase an additional 20% of the total number of Shares reserved for issuance pursuant to his or her Option plus any Shares not purchased in accordance with the preceding subsection (a) until, in the fifth year of the Option Period, 100% of the Option will be exercisable.

Except as set forth in Section 2.8, no Option may be exercised unless the Optionee is at the time of such exercise:

(a)

in the case of an Eligible Employee, in the employ of the Company or an Affiliate and shall have been continuously so employed since the grant of his Option, but absence on leave, having the approval of the Company or such Affiliate, shall not be considered an interruption of employment for any purpose of the Share Option Plan; or

(b)	in the case of an Eligible Director, a director of the Company or an Affiliate and shall have been such a director continuously since the grant of his Option.

Subject to Section 2.6, the exercise of any Option will be contingent upon the Optionee having entered into an Option agreement with the Company on such terms and conditions as have been approved by the Board, on the recommendation of the Committee, and which incorporates by reference the terms of the Plan. The exercise of any Option will also be contingent upon receipt by the Company of cash payment of the full purchase price of the Shares being purchased. No Optionee or his legal representatives or legatees will be, or will be deemed to be, a holder of any Shares subject to an Option, unless and until certificates for such Shares are issued to him or them under the terms of the Share Option Plan.

2.6	Share Appreciation Right

A Participant may, if at any time determined by the Board, on the recommendation of the Committee, have the right (the “Right”), when entitled to exercise an Option, to terminate such Option in whole or in part (the “Terminated Option”) by notice in writing to the Company and, in lieu of receiving the Shares (the “Option Shares”) to which the Terminated Option relates, to receive the number of Shares, disregarding fractions, which is equal to the quotient obtained by:

(a)

subtracting the Option exercise price per Share from the Fair Market Value per Share on the day immediately prior to the exercise of the Right and multiplying the remainder by the number of Option Shares; and

(b)	dividing the product obtained under subsection 2.6(a) by the Fair Market Value per Share on the day immediately prior to the exercise of the Right.

If a Right is granted in connection with an Option, it is exercisable only to the extent and on the same conditions that the related Option is exercisable. For greater certainty, for purposes of the aggregate number of shares reserved for issuance under Section 5.1 of the Plan, in the event of an exercise of a Right in respect of an Option, the number of Shares available for issuance under the Plan will be reduced by the number of Shares to which the Terminated Option relates rather than the number of Shares issued upon exercise of the Right in respect of such Option.

2.7	Lapsed Options

If Options are surrendered, terminated or expire without being exercised in whole or in part, new Options may be granted covering the Shares not purchased under such lapsed Options, subject in the case of the cancellation of an Option in connection with the grant of a new Option to the same person on different terms, to the consent of The Toronto Stock Exchange.

2.8	Effect of Termination of Employment or Death

If an Optionee:

(a)

dies while employed by or while a director of the Company or its Affiliate, any Option held by him at the date of death shall become exercisable in whole or in part, but only by the person or persons to whom the Optionee's rights under the Option shall pass by the Optionee's will or applicable laws of descent and distribution. Unless otherwise determined by the Board, on the recommendation of the Committee, all such Options shall be exercisable only to the extent that the Optionee was entitled to exercise the Option at the date of his death and only for 12 months after the date of death or prior to the expiration of the Option Period in respect thereof, whichever is sooner; or

(b)

ceases to be employed by or act as a director of the Company or its Affiliate for cause, no Option held by such Optionee will, unless otherwise determined by the Board, on the recommendation of the Committee, be exercisable following the date on which such Optionee ceases to be so employed or ceases to be a director, as the case may be. If an Optionee ceases to be employed by or act as a director of the Company or its Affiliate for any reason other than cause then, unless otherwise determined by the Board, on the recommendation of the Committee, any Option held by such Optionee at the effective date thereof shall become exercisable for a period of up to 12 months thereafter or prior to the expiration of the Option Period in respect thereof, whichever is sooner.

2.9	Effect of Takeover Bid

If a bona fide offer (the “Offer”) for Shares is made to the Optionee or to shareholders generally or to a class of shareholders which includes the Optionee, which Offer, if accepted in whole or in part, would result in the offeror exercising control over the Company within the meaning of subsection 1(3) of the Ontario Securities Act (as amended from time to time), then the Company shall, immediately upon receipt of notice of the Offer, notify each Optionee currently holding an Option of the Offer, with full particulars thereof, whereupon, notwithstanding Section 2.5 hereof, such Option may be exercised in whole or in part by the Optionee so as to permit the Optionee to tender the Shares received upon such exercise (the “Optioned Shares”) pursuant to the Offer.

2.10	Effect of Amalgamation or Merger

If the Company amalgamates or merges with or into another corporation, any Shares receivable on the exercise of an Option shall be converted into the securities, property or cash which the Participant would have received upon such amalgamation or merger if the Participant had exercised his Option immediately prior to the record date applicable to such amalgamation or merger, and the option price shall be adjusted appropriately by the Board and such adjustment shall be binding for all purposes of the Share Option Plan.

2.11	Adjustment in Shares Subject to the Plan

If there is any change in the Shares through the declaration of stock dividends of Shares or consolidations, subdivisions or reclassification of Shares, or otherwise, the number of Shares available under the Share Option Plan, the Shares subject to any Option, and the option price thereof shall be adjusted appropriately by the Board and such adjustment shall be effective and binding for all purposes of the Share Option Plan.

2.12	Loans to Employees

Subject to applicable law, the Board may at any time authorize the Company to loan money to an Eligible Employee (which for purposes of this Section 2.12 excludes any director or executive officer (or equivalent thereof) of the Company), on such terms and conditions as the Board may reasonably determine, to assist such Eligible Employee to exercise an Option held by him or her. Such terms and conditions shall include, in any event, interest at prevailing market rates, a term not in excess of one year, and security in favour of the Company represented by that number of Shares issued pursuant to the exercise of an Option in respect of which such loan was made or equivalent security which equals the loaned amount divided by the Fair Market Value of the Shares on the date of exercise of the Option, which security may be granted on a non-recourse basis.

PART 3	SHARE BONUS PLAN
3.1	Participants

The Board, on the recommendation of the Committee, shall have the right, subject to Section 3.2, to issue or reserve for issuance, for no cash consideration, to any Eligible Employee or any Eligible Director any number of Shares as a discretionary bonus subject to such provisos and restrictions as the Board may determine.

3.2	Number of Shares

The aggregate maximum number of shares that may be issued pursuant to Section 3.1 will be limited to 3,500,000 Shares. Shares reserved for issuance and issued under the Share Bonus Plan shall be subject to the limitations set out in Section 5.1.

The Board, on the recommendation of the Committee, in its absolute discretion, shall have the right to reallocate any of the Shares reserved for issuance under the Share Bonus Plan for future issuance under the Share Option Plan or the Share Purchase Plan and, in the event that any Shares specifically reserved under the Share Bonus Plan are reallocated to the Share Option Plan or the Share Purchase Plan, as the case may be, the aggregate maximum number of Shares reserved under the Share Bonus Plan will be reduced to that extent. In no event will the number of Shares allocated for issuance under the Share Bonus Plan exceed 3,500,000 Shares.

3.3	Necessary Approvals

The obligation of the Company to issue and deliver any Shares pursuant to an award made under the Share Bonus Plan will be subject to all necessary approvals of any exchange or securities regulatory authority having jurisdiction over the Shares.

PART 4	SHARE PURCHASE PLAN
4.1	Participants

Participants in the Share Purchase Plan will be Eligible Employees who have been continuously employed by the Company or any of its Affiliates on a full-time basis for at least 12 consecutive months and who have been designated by the Board, on the recommendation of the

Committee, as participants in the Share Purchase Plan (“Share Purchase Plan Participants”). The Board, on the recommendation of the Committee, shall have the right, in its absolute discretion, to waive such 12-month period or to refuse any Eligible Employee or group of Eligible Employees the right of participation or continued participation in the Share Purchase Plan.

4.2	Election to Participate in the Share Purchase Plan and Participant's Contribution

Any Share Purchase Plan Participant may elect to contribute money (the “Participant's Contribution”) to the Share Purchase Plan in any calendar year if the Share Purchase Plan Participant delivers to the Company a written direction in form and substance satisfactory to the Company authorizing the Company to deduct from the Share Purchase Plan Participant's salary, in equal instalments, the Participant's Contribution. Such direction will remain effective until revoked in writing by the Share Purchase Plan Participant or until the Board terminates or suspends the Share Purchase Plan, whichever is earlier.

The Share Purchase Plan Participant's Contribution as determined by the Board, on the recommendation of the Committee, shall not exceed 10% of the Share Purchase Plan Participant's basic annual salary from the Company and its Affiliates at the time of delivery of the direction, before deductions, exclusive of any overtime pay, bonuses or allowances of any kind whatsoever (the “Basic Annual Salary”). In the case of a Share Purchase Plan Participant for whom the Board, on the recommendation of the Committee, has waived the 12-month employment requirement, the Share Purchase Plan Participant's Contribution shall not exceed 10% of his Basic Annual Salary from the Company and its Affiliates at the time of delivery of the direction, prorated over the remainder of the calendar year, before deductions and exclusive of any overtime pay, bonuses or allowances of any kind whatsoever.

4.3	Company's Contribution

Immediately prior to the date any Shares are issued to a Share Purchase Plan Participant in accordance with Section 4.4, the Company will credit the Share Purchase Plan Participant with, and thereafter hold in trust for the Share Purchase Plan Participant, an amount determined by the Board (the “Company's Contribution”) not to exceed the Participant's Contribution then held in trust by the Company.

4.4	Issue of Shares

On March 31, June 30, September 30 and December 31 in each calendar year the Company will issue to each Share Purchase Plan Participant fully paid and non-assessable Shares, disregarding fractions, which is equal to the aggregate amount of the Participant's Contribution and the Company's Contribution divided by the Issue Price. For the purposes of this Section 4.4, “Issue Price” means the weighted average price of the Shares on The Toronto Stock Exchange, or such exchange or exchanges on which the Shares may be traded at such time for the 90-day period immediately preceding the date of issuance. If the Shares are not traded on an exchange on the date of issuance, the Issue Price shall be such price per Share as the Board, acting in good faith, may determine.

The Company shall hold any unused balance of the Participant's Contribution for a Share Purchase Plan Participant until used in accordance with the Share Purchase Plan.

4.5	Delivery of Shares

As soon as reasonably practicable following each issuance of Shares to a Share Purchase Plan Participant pursuant to Section 4.4, the Company will cause to be delivered to the Share Purchase Plan Participant a certificate in respect of such Shares provided that, if required by applicable law or the rules and policies of The Toronto Stock Exchange or such other exchange or exchanges on which the Shares are traded, a restrictive legend shall be inscribed on the certificate, which legend shall state that the Shares shall not be transferable for such period as may be prescribed by law or by any regulatory authority or stock exchange on which the Shares are listed.

4.6	Effect of Termination of Employment or Death

If a Participant dies or otherwise ceases to be employed by the Company or any of its Affiliates for any reason or receives notice from the Company of the termination of his or her employment, the Share Purchase Plan Participant's participation in the Share Purchase Plan will be deemed to be terminated and any portion of the Participant's Contribution then held in trust shall be paid to the Share Purchase Plan Participant or his estate or successor as the case may be.

4.7	Effect of Amalgamation or Merger

If the Company amalgamates or merges with or into another corporation, each Share Purchase Plan Participant to whom Shares are to be issued will receive, on the date on which any Shares would otherwise have been delivered to the Share Purchase Plan Participant in accordance with Section 4.5, the securities, property or cash to which the Share Purchase Plan Participant would have been entitled on such amalgamation, consolidation or merger had the Shares been issued immediately prior to the record date of such amalgamation or merger.

PART 5	GENERAL
5.1	Number of Shares

The aggregate number of Shares that may be reserved for issuance under the Plan shall not exceed 37,000,000 Shares inclusive of those Shares reserved under the Share Bonus Plan pursuant to Section 3.2. In addition, the aggregate number of Shares:

(a)

that may be reserved for issuance to Insiders under the Plan (or when combined with all of the Company’s other security based compensation arrangements) shall not exceed 10% of the Company's outstanding issue from time to time;

(b)

that may be issued to Insiders under the Plan (or when combined with all of the Company’s other security based compensation arrangements) within any one-year period shall not exceed 10% of the Company's outstanding issue from time to time; and

(c)	that may be issued to any one Insider and his or her Associates under the Plan within any one-year period shall not exceed 5% of the Company's outstanding issue from time to time.

In no event will the number of Shares at any time reserved for issuance to any Participant exceed 5% of the Company's outstanding issue from time to time.

For the purposes of this Section 5.1, “outstanding issue” means the total number of Shares, on a non-diluted basis, that are issued and outstanding as of the date that any Shares are issued or reserved for issuance pursuant to an award under the Plan to an Insider or such Insider's Associates, excluding any Shares issued under the Plan during the immediately preceding 12 month period.

5.2	Transferability

Any benefits, rights and options accruing to any Participant in accordance with the terms and conditions of the Plan shall not be transferable unless specifically provided herein. During the lifetime of a Participant all benefits, rights and options may only be exercised by the Participant. Options are non-transferable except by will or by the laws of descent and distribution.

5.3	Employment

Nothing contained in any Plan shall confer upon any Participant any right with respect to employment or continuance of employment with the Company or any, Affiliate, or interfere in any way with the right of the Company or any Affiliate to terminate the Participant's employment at any time. Participation in any Plan by a Participant is voluntary.

5.4	Record Keeping

The Company shall maintain a register in which shall be recorded:

(a)	the name and address of each Participant;
(b)	the Plan or Plans in which the Participant participates;
(c)	any Participant's Contributions;
(d)	the number of unissued Shares reserved for issuance pursuant to an Option or pursuant to an award made under the Share Bonus Plan in favour of a Participant; and
(e)	such other information as the Board may determine.
5.5	Necessary Approvals

The Plan shall be effective only upon formal adoption by the Board following the approval of the shareholders of the Company in accordance with the rules and policies of The Toronto Stock Exchange.

The obligation of the Company to sell and deliver Shares in accordance with the Plan is subject to the approval of any governmental authority having jurisdiction in respect of the Shares or any exchanges on which the Shares are then listed which may be required in connection with the authorization, issuance or sale of such Shares by the Company. If any Shares cannot be issued to any Participant for any reason including, without limitation, the failure to obtain such approval, the obligation of the Company to issue such Share shall terminate and any Participant's Contribution or option price paid to the Company shall be returned to the Participant.

5.6	Income Taxes

The Company may withhold from any remuneration or consideration whatsoever payable to such Participant hereunder, any amounts required by any taxing authority to be withheld for taxes of any kind as a consequence of such participation in the Plan.

5.7	Amendments to Plan

The Board shall have the power to, at any time and from time to time, either prospectively or retrospectively, amend, suspend or terminate the Plan or any Option or other award granted under the Plan without shareholder approval, including, without limiting the generality of the foregoing: changes of a clerical or grammatical nature, changes regarding the persons eligible to participate in the Plan, changes to the exercise price, vesting, term and termination provisions of Options, changes to the share appreciation right provisions, changes to the share bonus plan provisions (other than the maximum number of Shares issuable under the Bonus Plan in Section 3.2 of the Plan), changes to the authority and role of the Compensation and Benefits Committee under the Plan, changes to the acceleration and vesting of Options in the event of a takeover bid, and any other matter relating to the Plan and the Options and awards granted thereunder, provided however that:

(a)	such amendment, suspension or termination is in accordance with applicable laws and the rules of any stock exchange on which the Shares are listed;

(b)

no amendment to the Plan or to an Option granted hereunder will have the effect of impairing, derogating from or otherwise adversely affecting the terms of an Option which is outstanding at the time of such amendment without the written consent of the holder of such Option;

(c)	the expiry date of an Option Period in respect of an Option shall not be more than ten years from the date of grant of an Option except as expressly provided in Section 2.5;

(d)	the Directors shall obtain shareholder approval of:

(i)	any amendment to the aggregate maximum number of Shares specified in subsection 3.2 (Share Bonus Plan);

(ii)	any amendment to the aggregate number of Shares specified in subsection 5.1 (being the aggregate number of Shares that may be reserved for issuance under the Plan) other than pursuant to section 2.11;

(iii)	any amendment to the limitations on Shares that may be reserved for issuance, or issued, to Insiders under subsections 5.1(a) (b) and (c); or

(iv)	any amendment that would reduce the exercise price of an outstanding Option of an Insider other than pursuant to section 2.11;

(v)	any amendment that would extend the expiry date of the Option Period in respect of any Option granted under the Plan to an Insider except as expressly contemplated in subsection 2.5; and

(vi)	any amendment to the amending provision set out in Section 5.7 (Amendments to Plan).

If the Plan is terminated, the provisions of the Plan and any administrative guidelines and other rules and regulations adopted by the Board and in force on the date of termination will continue in effect as long as any Option or any rights pursuant thereto remain outstanding and, notwithstanding the termination of the Plan, the Board shall remain able to make such amendments to the Plan or the Options as they would have been entitled to make if the Plan were still in effect.

5.8	No Representation or Warranty

The Company makes no representation or warranty as to the future market value of any Shares issued in accordance with the provisions of the Plan.

5.9	Compliance with Applicable Law, etc

If any provision of the Plan or any agreement entered into pursuant to the Plan contravenes any law or any order, policy, by-law or regulation of any regulatory body or stock exchange having authority over the Company or the Plan then such provision shall be deemed to be amended to the extent required to bring such provision into compliance therewith.

PART 6	ADMINISTRATION OF THE PLAN

6.1	Administration by the Committee

(a)

Unless otherwise determined by the Board, the Plan shall be administered by the Compensation and Benefits Committee (the “Committee”) appointed by the Board and constituted in accordance with such Committee’s charter. The members of the Committee serve at the pleasure of the Board and vacancies occurring in the Committee shall be filled by the Board.

(b)	The Committee shall have the power, where consistent with the general purpose and intent of the Plan and subject to the specific provisions of the Plan, to:
(i)

adopt and amend rules and regulations relating to the administration of the Plan and make all other determinations necessary or desirable for the administration of the Plan. The interpretation and construction of the provisions of the Plan and related agreements by the Committee shall be final and conclusive. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency; and

(ii)	otherwise exercise the powers delegated to the Committee by the Board and under the Plan as set forth herein.
6.2	Board Role

(a)

The Board, on the recommendation of the Committee, shall determine and designate from time to time the individuals to whom awards shall be made, the amounts of the awards and the other terms and conditions of the awards.

(b)

The Board may delegate any of its responsibilities or powers under the Plan to the Committee, provided that the grant of all Shares, Options or other awards under the Plan shall be subject to the approval of the Board. No Option shall be exercisable in whole or in part unless and until such approval is obtained.

(c)	In the event the Committee is unable or unwilling to act in respect of a matter involving the Plan, the Board shall fulfill the role of the Committee provided for herein.